SECOND AMENDMENT TO

TECHNOLOGY LICENSE & DISTRIBUTION AGREEMENT

From WINDAUS ENERGY, INC.

In Favor Of NATIVE AMERICAN ENERGY GROUP

Dated FEBRUARY 17, 2007

THIS Second Amendment to the Technology License & Distribution Agreement is entered into as of April 25, 2012 between WINDAUS ENERGY, INC. (“Sub-Licensor”) and WINDAUS GLOBAL ENERGY, INC. (“Patent Owner”), two corporations organized under the laws of Ontario, Canada and both located at 205 Oakhill Drive, Brantford, Ontario N3T 5L7, CANADA and NATIVE AMERICAN ENERGY GROUP, INC., a Delaware corporation located at 108-18 Queens Blvd., Suite 901, Forest Hills, NY 11375, (“NAEG” or "Licensee”).

RECITALS

WHEREAS, NAEG and Sub-Licensor entered a Technology License & Distribution Agreement from Sub-Licensor in favor of Licensee dated Feb 17, 2007, hereinafter referred to as the “TLDA”, and

WHEREAS, the TLDA provided for license & distribution rights only for all lands within the state of New York and U.S. Indian lands and reservations with boundaries established by treaty, statute, and/or executive or court order, and recognized by the U.S. federal government as territory in which American Indian tribes and U.S. federally recognized tribes have jurisdiction which include Rancherias, Pueblos, Indian Colonies, Alaska Native Villages and owned by Alaska Native corporations, all of which were listed on Exhibit A to the TLDA (“U.S. Indian Lands”);

WHEREAS, Sub-Licensor and Licensee amended the TLDA by executing an amendment to the TLDA on March 8, 2010 whereby the Licensee’s territory and license fees were modified as follows: Territory was increased to cover the entire United States with exclusive manufacturing rights throughout the Territory in exchange for two million (2,000,000) shares of NAEG’s common stock and a cash commitment of $500,000; (“First Amendment”);

WHEREAS, Patent Owner is the exclusive distributor of the entire right, title, and interest in and to U.S. and Foreign Patents and Patent Applications involving the Technology embodied the United States Patent Application Number 11/199/172 and International Patent Application Number PCT/CA/2005/001237;

WHEREAS, Patent Owner was formerly known as “1592834 Ontario Inc.” and is referred to in the TLDA as “Owner” as defined in Section 1.2 of the TLDA;

WHEREAS, Patent Owner is also the Master Licensor of the technology and together with Sub-Licensor wishes to modify the TLDA whereby the terms modified in the First Amendment would essentially revert back to the original TLDA including Licensee relinquishing all manufacturing rights granted to Licensee in the First Amendment along with the modifications specified below (“Second Amendment”);

1-Page

WHEREAS, per the modification to the territory covered under the TLDA and the First Amendment, it will reduce the territory by approximately 95% leaving Licensee only with distribution rights for all Indian Lands as specified in Exhibit A of the TLDA;

WHEREAS, per the modification described above, Licensor and Patent Owner agree to adjust the License Fee in shares and in cash as follows: decrease the amount of shares from 2,000,000 shares to 100,000 shares (95% less) and the cash portion of the fee being reduced from $500,000 to $100,000 of which $30,500 has already been paid as of the date of this Second Amendment leaving a balance of $69,500;

WHEREAS, Patent Owner and Sub-Licensor have agreed to return the two million shares issued on March 25, 2010 back to the Licensee in exchange for Licensee issuing 100,000 shares of its common stock in the name of Patent Owner;

WHEREAS, Licensee, Patent Owner and Sub-Licensor have agreed to the terms of a Second Amendment to the TLDA, essentially resulting in the modification of only two sections of the TLDA, specifically: “Section 1.2 – Territory” and “Section 2.4 - License Fee”;

WHEREAS, Licensee, Patent Owner and Sub-Licensor agree that other than the amendments detailed below, there are no modifications to any other section, provision or covenant of the TLDA and all such sections, provisions and covenants will remain in full force and effect unless amended by both parties in writing; and

NOW THEREFORE, in consideration of the foregoing representations, recitals, mutual covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensee, Patent Owner and Sub-Licensor agree to restate the following two sections of the TLDA as follows:

1.	Page 8 – Section 1.2 titled TERRITORY is to be restated as follows:

1.2 “Territory” means all U.S. Indian lands and reservations with boundaries established by treaty, statute, and/or executive or court order, and recognized by the U.S. federal government as territory in which American Indian tribes and U.S. federally recognized tribes have jurisdiction which include Rancherias, Pueblos, Indian Colonies, Alaska Native Villages and owned by Alaska Native corporations. A list of all U.S. federally recognized tribes, native corporations, villages, associations and bands for purposes of this License Agreement is hereby attached to this Agreement as Exhibit A.

2.	Page 10 – Section 2.4 titled LICENSE FEE is to be restated as follows:

2.4 License Fee. $100,000 and 100,000 common shares of the Licensee in addition to the original license fee of $30,000 and the 20,000,000 shares of common stock of the Licensee (now equaling 2,000 shares on split-adjusted basis) remitted in 2007 and 2009, respectively.

2-Page

5. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original instrument and which shall have the same force and effect as the original instrument, and all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Second Amendment as of the Second Amendment Execution Date hereinabove mentioned.

/s/ Judy Deschamps

WINDAUS GLOBAL ENERGY INC.	Corporate Seal

By: Judy Deschamps, President

/s/ Timothy Winters

WINDAUS ENERGY, INC.	Corporate Seal

By: Timothy Winters, President

/s/ Joseph G. D’Arrigo

NATIVE AMERICAN ENERGY GROUP, INC.	Corporate Seal

By: Joseph G. D’Arrigo, President

3-Page